EXHIBIT 10.10

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          DOLLAR FINANCIAL GROUP, INC.,
                                  as Purchaser,


                           MANOR INVESTMENT CO., INC.




                                       AND



                       LYNN D. CONLEY and PAUL W. CONLEY,
              Individually and as Trustees of the Manor Investment
                   Company, Inc. Profit Sharing Plan & Trust,
                                 as Shareholders


     Dated as of October 22, 1996





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                                TABLE OF CONTENTS

     Section                                                    Page
     -------                                                    ----

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

          1.1    Sale and Purchase of Shares . . . . . . . . . . . . .    2
          1.2    Assets  . . . . . . . . . . . . . . . . . . . . . . .    2
          1.3    Redemption of Shares  . . . . . . . . . . . . . . . .    3
          1.4    Working Capital Calculation . . . . . . . . . . . . .    4

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

          2.1    Amount of Purchase Price  . . . . . . . . . . . . . .    5
          2.2    Payment of Purchase Price . . . . . . . . . . . . . .    5
          2.3    Certification of Amount of Cash on Hand . . . . . . .    6
          2.4    Lease Consent Escrow  . . . . . . . . . . . . . . . .    7

                                   ARTICLE III

                             CLOSING AND TERMINATION

          3.1    Closing Date  . . . . . . . . . . . . . . . . . . . .    7
          3.2    Termination of Agreement  . . . . . . . . . . . . . .    8
          3.3    Procedure Upon Termination  . . . . . . . . . . . . .    8
          3.4    Effect of Termination . . . . . . . . . . . . . . . .    8

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          4.1    Organization and Good Standing  . . . . . . . . . . .    9
          4.2    Authorization of Agreement  . . . . . . . . . . . . .    9
          4.3    Capitalization  . . . . . . . . . . . . . . . . . . .   10
          4.4    Subsidiaries and Other Interests  . . . . . . . . . .   10
          4.5    Corporate Records . . . . . . . . . . . . . . . . . .   10
          4.6    Conflicts; Consents of Third Parties  . . . . . . . .   10
          4.7    Ownership . . . . . . . . . . . . . . . . . . . . . .   11
          4.8    Financial Statements  . . . . . . . . . . . . . . . .   11
          4.9    No Undisclosed Liabilities  . . . . . . . . . . . . .   11
          4.10   Absence of Certain Developments . . . . . . . . . . .   12
          4.11   Taxes . . . . . . . . . . . . . . . . . . . . . . . .   14
          4.12   Real Property . . . . . . . . . . . . . . . . . . . .   15
          4.13   Tangible Personal Property  . . . . . . . . . . . . .   17
          4.14   Intangible Property . . . . . . . . . . . . . . . . .   18



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     Section                                                    Page
     -------                                                    ----

          4.15   Material Contracts. . . . . . . . . . . . . . . . . .   18
          4.16   Employee Benefits . . . . . . . . . . . . . . . . . .   19
          4.17   Labor . . . . . . . . . . . . . . . . . . . . . . . .   20
          4.18   Litigation  . . . . . . . . . . . . . . . . . . . . .   20
          4.19   Compliance with Laws  . . . . . . . . . . . . . . . .   21
          4.20   Environmental Matters . . . . . . . . . . . . . . . .   21
          4.21   Insurance . . . . . . . . . . . . . . . . . . . . . .   22
          4.22   Payables  . . . . . . . . . . . . . . . . . . . . . .   22
          4.23   Related Party Transactions  . . . . . . . . . . . . .   22
          4.24   ADA Matters . . . . . . . . . . . . . . . . . . . . .   23
          4.25   Banks . . . . . . . . . . . . . . . . . . . . . . . .   23
          4.26   No Misrepresentation  . . . . . . . . . . . . . . . .   23
          4.27   Financial Advisors  . . . . . . . . . . . . . . . . .   23
          4.28   The Company s Solvency and Obligations  . . . . . . .   23
          4.29   Name  . . . . . . . . . . . . . . . . . . . . . . . .   24

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          5.1    Organization and Good Standing  . . . . . . . . . . .   24
          5.2    Authorization of Agreement  . . . . . . . . . . . . .   24
          5.3    Conflicts: Consents of Third Parties  . . . . . . . .   25
          5.4    Litigation  . . . . . . . . . . . . . . . . . . . . .   25
          5.5    Financial Advisors  . . . . . . . . . . . . . . . . .   25
          5.6    Purchaser s Solvency and Obligations  . . . . . . . .   26
          5.7    Purchaser s Group Medical Plans . . . . . . . . . . .   26

                                   ARTICLE VI

                                    COVENANTS

          6.1    Effect of Investigation . . . . . . . . . . . . . . .   27
          6.2    Conduct of the Business Pending Closing . . . . . . .   27
          6.3    Consents  . . . . . . . . . . . . . . . . . . . . . .   28
          6.4    Consents to Real Property Leases  . . . . . . . . . .   29
          6.5    No Solicitation . . . . . . . . . . . . . . . . . . .   29
          6.6    Preservation of Records . . . . . . . . . . . . . . .   29
          6.7    Publicity . . . . . . . . . . . . . . . . . . . . . .   30
          6.8    Use of Name . . . . . . . . . . . . . . . . . . . . .   30
          6.9    Environmental Matters . . . . . . . . . . . . . . . .   30
          6.10   Noncompetition Agreements . . . . . . . . . . . . . .   31
          6.11   Repayment of Loans; Turn Over of Funds  . . . . . . .   31
          6.12   Employee Benefits and Employment  . . . . . . . . . .   32
          6.13   Tax Matters . . . . . . . . . . . . . . . . . . . . .   32

     Section                                                    Page
     -------                                                    ----

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

          7.1    Conditions Precedent to Obligations of Purchaser  . .   35
          7.2    Conditions Precedent to Obligations of the
                   Shareholders  . . . . . . . . . . . . . . . . . . .   37

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

          8.1    Documents to be Delivered by the Shareholders . . . .   38
          8.2    Documents to be Delivered by the Purchaser  . . . . .   39

                                   ARTICLE IX

                                 INDEMNIFICATION

          9.1    Survival  . . . . . . . . . . . . . . . . . . . . . .   40
          9.2    General Indemnification . . . . . . . . . . . . . . .   40
          9.3    Limitations on Indemnification for Breaches of
                   Representations and Warranties  . . . . . . . . . .   42
          9.4    Indemnification Procedures  . . . . . . . . . . . . . . 43
          9.5    Tax Matters . . . . . . . . . . . . . . . . . . . . .   45
          9.6    Employee Benefits and Labor Indemnity . . . . . . . .   45
          9.7    Treatment of Payment  . . . . . . . . . . . . . . . .   46
          9.8    Waiver of Subrogation and Other Rights  . . . . . . .   46

                                    ARTICLE X

                                  MISCELLANEOUS

          10.1   Certain Definitions . . . . . . . . . . . . . . . . .   46
          10.2   Expenses  . . . . . . . . . . . . . . . . . . . . . .   51
          10.3   Specific Performance  . . . . . . . . . . . . . . . .   51
          10.4   Further Assurances  . . . . . . . . . . . . . . . . .   52
          10.5   Arbitration . . . . . . . . . . . . . . . . . . . . .   52
          10.6   Entire Agreement; Amendments and Waivers  . . . . . .   52
          10.7   Governing Law . . . . . . . . . . . . . . . . . . . .   53
          10.8   Table of Contents and Headings  . . . . . . . . . . .   53
          10.9   Notices . . . . . . . . . . . . . . . . . . . . . . .   53
          10.10  Severability  . . . . . . . . . . . . . . . . . . . .   54
          10.11  Binding Effect: Assignment  . . . . . . . . . . . . .   54
          10.12  Counterparts  . . . . . . . . . . . . . . . . . . . .   55


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                             Schedules and Exhibits

     Schedule I             -   List of Stores
     Schedule 1.3           -   Excluded Assets
     Schedule 1.4(b)        -   Agreed Prepaid Expenses
     Schedule 2.2(b)        -   Food Stamp Contracts
     Schedule 4.4           -   Subsidiaries and Other Interests
     Schedule 4.6           -   Conflicts
     Schedule 4.9           -   Undisclosed Liabilities
     Schedule 4.10          -   Certain Developments
     Schedule 4.12(a)(1)    -   List of Company Properties
     Schedule 4.12(a)(2)    -   Compliance Exceptions
     Schedule 4.12(a)(3)    -   Property Contracts
     Schedule 4.13          -   Personal Property Leases
     Schedule 4.14          -   Intangibles
     Schedule 4.15          -   Material Contracts
     Schedule 4.16(a)       -   Employee Benefits
     Schedule 4.18          -   Litigation
     Schedule 4.19          -   License Revocation Proceedings
     Schedule 4.20          -   Environmental
     Schedule 4.21          -   Insurance
     Schedule 4.23          -   Related Party Transactions
     Schedule 4.25          -   Bank Accounts
     Schedule 4.27          -   Financial Advisors
     Schedule 5.3           -   Conflicts/Consents
     Schedule 6.13          -   Allocation of Purchase Price

     Exhibit A              -   Form of Noncompetition Agreement
     Exhibit B              -   Form of Legal Opinion (Seller)
     Exhibit C              -   Form of Legal Opinion (Buyer)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

               THIS STOCK PURCHASE AGREEMENT, dated as of October 22, 1996 (the "Agreement"), by and among Dollar Financial Group, Inc., a New York corporation ("Purchaser"), Manor Investment Co., Inc., a California corporation doing business as "C&C Check Cashing" (the "Company"), and Lynn
     D. Conley and Paul W. Conley, individually and as Trustees under the Manor Investment Company, Inc. Profit Sharing Plan & Trust (each, a "Shareholder" and together, the "Shareholders").


                              W I T N E S S E T H:
                              - - - - - - - - - -
               WHEREAS, the Company presently owns and operates those twenty-three (23) check cashing stores located in the State of California as listed on Schedule I (collectively, the "Stores");

               WHEREAS, the Shareholders individually own an aggregate of three hundred twenty (320) shares of the Common Stock, par value One Hundred Dollars ($100.00) per share ("Common Stock"), of the Company, and in their capacity as trustees six thousand nine hundred twenty (6,920) shares of the preferred stock, par value One Hundred Dollars ($100.00) per share ("Preferred Stock"), of the Company, which constitute all of the issued and outstanding capital stock of the Company and which shares of Common Stock and Preferred Stock owned by the Shareholders are hereinafter referred to as the "Shares";

               WHEREAS, the Shareholders desire to sell fifty (50) shares of Common Stock to the Company, and the Company desires to redeem such shares (the "Redeemed Shares") immediately prior to the Closing described herein;

               WHEREAS, Purchaser desires to purchase from the Shareholders and Shareholders desire to sell to Purchaser the Preferred Stock and the balance of the Common Stock (collectively, the "Purchased Shares") for the purchase price and upon the terms and conditions hereinafter set forth;

               WHEREAS, Purchaser desires that, effective upon the Closing Date, each of the Shareholders will agree not to compete with the Company, Purchaser or any of its affiliates pursuant to a Noncompetition Agreement to be entered into on the Closing Date in the form set forth on Exhibit A hereto; and

               WHEREAS, certain terms used in this Agreement are defined in
     Section 10.1;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

               1.1  Sale and Purchase of Shares.  Upon the terms and
                    ---------------------------
     subject to the conditions contained herein, on the Closing Date (i) the Shareholders shall sell, assign, transfer, convey and deliver to the Purchaser good and marketable title, free and clear of all Liens, and (ii) the Purchaser shall purchase from the Shareholders, the Purchased Shares.

               In addition, each of the Shareholders agrees to provide, or cause to be provided, to Purchaser and the Company access to all documents and/or information as may be reasonably necessary to enable Purchaser to see to the efficient and proper conduct and administration of the assets owned by the Company (the "Assets") from and after the Closing Date, including, without limitation, all historical files, Tax Returns, records and personnel data.

               1.2  Assets.  Without limiting the foregoing, the Company
                    ------
     agrees that, at the time of Closing, all of the properties, business, rights, good-will and assets of the Company (including all properties, business, rights, good-will and assets used or useable in the operation of the Stores), other than the Excluded Assets, including, but not limited to, the following, shall be owned by the Company, free and clear of all Liens, except for the Permitted Exceptions:

                    (a)  Licenses and Authorizations.  All authorizations,
                         ---------------------------
     approvals, orders, licenses, franchises, certificates and permits (collectively, "Licenses") of and from all Governmental Bodies necessary to own or lease the properties and assets used or useable in the operation of the Company, together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications filed with any Governmental Body.

                    (b)  Personal Property, etc.  All tangible and
                         ----------------------
     intangible personal property, equipment, machinery, furniture, fixtures, tools, computer hardware, supplies and other assets, wherever located, used or useable in the operation of the Company.

                    (c)  Real Property.  The interest of the Company in and
                         -------------
     to all leased real property, buildings and structures, leasehold improvements, fixtures and appurtenances used or useable in the operation of the Company (including all Company Properties) and the Company s interests and rights arising under all agreements, rights and appurtenances relating thereto (including all Real Property Leases) and any renewals, extensions, amendments or modifications thereof.

                    (d)  Leases and Agreements.  The rights of the Company
                         ---------------------
     arising under all contracts and agreements to which it is a party, including any renewals, extensions, amendments or modifications thereof other than contracts and agreements which will, in accordance with this Agreement, terminate before Closing.

                    (e)  Intellectual Property, etc.  All copyrights,
                         --------------------------
     trademarks, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights used or useable in the operation of the Stores, including, specifically, the trade names enumerated on Schedule 4.14 hereof, as well as all other copyrights, trademarks, service marks, trade secret rights, computer programs and software (including without limitation all point-of-sale ("POS") software developed and/or owned by the Company), permits, licenses or other similar rights utilized in the operation of the Company.

                    (f)  Books and Records.  All books, records and files
                         -----------------
     pertaining to the business conducted by the Company for all periods ending on or before the Closing Date, including the Company s minute books and stock register.

                    (g)  Prepaid Expenses.  Security deposits and other
                         ----------------
     prepaid expenses of the Company relating to the operation or ownership of the Company, including, but not limited to, Taxes, rent, licenses, postage and any other prepaid assets or deposits relating to the operation or ownership of the Stores.

                    (h)  Customer Lists.  Customer lists, vendor lists and
                         --------------
     other intangible assets of the Company.

                       (i) Cash on Hand. All Cash on Hand.
                         ------------

               1.3  Redemption of Shares.
                    --------------------
                    (a) Immediately prior to the Closing, the holders of the Common Stock shall surrender to the Company for redemption fifty (50) issued and outstanding shares of Common Stock (the

     "Redeemed Shares"), free and clear of all Liens, so that after such redemption, the two hundred seventy (270) shares of Common Stock of the Company sold to the Purchaser shall constitute all of the then outstanding Common Stock of the Company.

                    (b) In exchange for the shares redeemed under Paragraph (a) immediately above, immediately prior to the Closing the company shall distribute to the holders of the Common Stock the assets described in
     Schedule 1.3 hereof (the "Excluded Assets").

                    (c) Solely as an accommodation to the Shareholders, Purchaser shall, during the one hundred fifty (150) day period following the Closing Date, collect the pawn loans, manage the pawn collateral and market the related inventory included in the Excluded Assets. Purchaser will remit to the Shareholders any amounts so collected (net of expenses, including reasonable attorneys fees); provided that (i) the Shareholders shall promptly pay the Purchaser
     --------
     (or Purchaser may retain from such proceeds) an amount equal to ten percent (10%) of all amounts collected, (ii) Purchaser shall not be obligated to institute litigation or any proceedings to collect such amounts and (iii) the Shareholders shall reimburse Purchaser immediately upon demand for any and all expenses of Purchaser (including, without limitation, reasonable attorneys fees and expenses) to the extent Purchaser shall not therefore have reimbursed itself out of amounts collected by Purchaser as described above. Purchaser shall have no affirmative duty to collect any such loans or market any such items of personal property

               1.4  Working Capital Calculation.
                    ---------------------------
                    (a) On or prior to the Closing Date, the Shareholders shall prepare and deliver to Purchaser an estimate of the Company s working capital as of the end on the calendar month prior to the Closing Date, to be derived from the financial information set forth on the balance sheet prepared by the Company for the end of such month, substantially in the form of Exhibit 1.4(a) hereto (the "Estimated Working Capital").

                    (b) Within fifteen (15) days after the Closing Date, the Shareholders shall prepare and deliver to Purchaser a definitive calculation of the working capital of the Company as of the Closing Date substantially in the form of Exhibit 1.4(b) hereto (the "Actual Working Capital"). To the extent that the Actual Working Capital exceeds the Estimated Working Capital, Purchaser shall promptly pay such additional amount to the Shareholders, which amount shall be an adjustment to the Purchase

     Price. To the extent that the Estimated Working Capital exceeds the Actual Working Capital, the Shareholders shall be jointly and severally liable to promptly pay such additional amount to Purchaser, which amount shall be an adjustment to the Purchase Price. In the event that either party gives the other written notice that a dispute exists with respect to the calculation of Estimated Working Capital or Actual Working Capital, and such dispute is not resolved within twenty (20) days after the other party receives a copy of such notice of dispute, either party may submit such dispute to arbitration in the San Francisco, California metropolitan area for final resolution in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The determination of such arbitrators shall be final and binding upon the parties hereto, and the fees of such arbitrators in connection with the determination shall be paid by the party against whom the award was made, or if a compromise was made, shared equally.


                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

               2.1  Amount of Purchase Price.  The purchase price for the
                    ------------------------
     Purchased Shares (the "Purchase Price") shall be an amount equal to the sum of (i) Four Million Three Hundred Thousand Dollars ($4,300,000) plus (ii) the Actual Working Capital minus (iii) the Working Capital Adjustment.

               2.2  Payment of Purchase Price.  The Purchaser shall pay the
                    -------------------------
     Purchase Price as follows:

                    (a) On the Closing Date, the Purchaser shall pay to Lynn D. Conley and Paul W. Conley, as Trustees of the Manor Investment Company Profit Sharing Plan & Trust (the "Trustees") an amount of Six Hundred Ninety Two Thousand Dollars ($692,000) and to Lynn D. Conley and Paul W. Conley (the "Common Shareholders") an amount equal to the difference between the Closing Payment and Six Hundred Ninety Two Thousand Dollars ($692,000). All such payments of cash shall be made by certified or bank cashier s check in New York Clearing House Funds, payable to the order of the Trustees or the Common Shareholders (or, at the Shareholders option, by wire transfer of immediately available funds into an account or accounts designated by the Shareholders).

                    (b)  Purchaser shall pay to the Shareholders an amount
     of Three Hundred Thousand Dollars ($300,000), in three (3)
     equal annual installments of One Hundred Thousand Dollars ($100,000) each (each, an "Annual Payment"), on December 15 of each year commencing December 15, 1997, by certified or bank cashier s check in New York Clearing House Funds, payable to the order of the Common Shareholders (or, at the Common Shareholders option, by wire transfer of immediately available funds into an account designated by the Common Shareholders); provided that if the gross amount of all fees
                           --------
     paid to the Company (the "Food Stamp Fees") under the food stamp contracts listed on Schedule 2.2(b) hereof or subsequent contracts with the counties listed on Schedule 2.2(b) (the "Food Stamp Contracts") does not exceed One Million Dollars ($1,000,000) (the "Food Stamp Target") for a Target Period (as defined below), the Annual Payment with respect to such Target Period shall be reduced by a percentage equal to the percentage of the Food Stamp Target represented by the difference between the Food Stamp Target and the amount of Food Stamp Fees earned during such Target Period from such Food Stamp Contracts; provided, further, that if a Food Stamp Contract
                           --------  -------
     or Contracts should be terminated as a result of a rebidding process or as a result of a default in the performance thereunder by Purchaser, the Food Stamp Target shall be reduced by the monthly average amount of Food Stamp Fees earned from such terminated Food Stamp Contract or Contracts during the last 12 full calendar months of operation thereunder, (x) for the Target Period in which any such Food Stamp Contract is terminated, multiplied by the number of full calendar months remaining in such Target Period and (y) for each subsequent Target Period, multiplied by 12; provided, further, that if
                                                 --------  -------
     a Food Stamp Contract or Contracts should be terminated as a result of a decision by a contracting agency (an "Agency Decision") to (i) eliminate food stamp benefits; (ii) elect to distribute food stamp benefits on an "in-house" basis; or (iii) alter the manner in which food stamps are distributed as to eliminate check cashing stores such as the Stores as a viable distribution alternative, the Food Stamp Target shall not be reduced as a result of such termination resulting from any Agency Decision.

               For purposes of this Section 2.2(b), a "Target Period" shall be the twelve (12) month period commencing on the first day of the month following the Closing Date and ending on the first anniversary of the first day of the month following the Closing Date, and each of the two successive twelve (12) month periods commencing on the first and second anniversaries of the first day of the month following the Closing Date, respectively, and ending on the next anniversary thereof.

               2.3  Certification of Amount of Cash on Hand.  On the
                    ---------------------------------------
     Closing Date, the Company shall (i) determine the amount of

     (x)foreign cash in the Stores, and (y) U.S. cash in the Stores as of the opening of business on the Closing Date at each of the Stores, (ii) in cooperation with the Purchaser, calculate the value of the foreign cash in the stores in U.S. currency based upon the spot price as published in The Wall Street Journal on such date or, if not published on such date, on the next preceding date on which it was published. The Company shall determine the U.S. cash in the stores and foreign cash in the stores by having two employees at each Store count all U.S. cash in the stores and foreign cash in the stores as of the opening of business at such Store on the Closing Date and transmit such total to an officer of the Company. Such officer will tally all such amounts and deliver the statement referred to in clause
     (ii) above.

               2.4  Lease Consent Escrow.  Notwithstanding the provisions
                    --------------------
     of Sections 2.2(a), in the event that on the Closing Date the condition set forth in Section 7.1(j) and the Minimum Lease Condition shall not have been satisfied, and notwithstanding such circumstance Purchaser shall elect to proceed with the Closing, the Purchaser may place into escrow (with an escrow agent and pursuant to a written escrow agreement containing terms and provisions reasonably satisfactory to the parties and their respective counsel) an amount of Two Hundred Thousand Dollars ($200,000) (the "Lease Escrow Funds") and pay to the Common Shareholders at the Closing an amount equal to the Closing Payment minus Eight Hundred Ninety-Two Thousand Dollars ($892,000). The Lease Escrow Funds shall be released to the Common Shareholders upon the satisfaction of the Minimum Lease Condition; provided, that if on January 1, 1997, the Minimum Lease Condition shall not have been satisfied, the Lease Escrow Funds shall immediately be returned to Purchaser, the Shareholders shall have no further right to the Lease Escrow Funds and the Purchase Price shall be reduced accordingly.


                                   ARTICLE III

                             CLOSING AND TERMINATION

               3.1  Closing Date.  Subject to the satisfaction of the
                    ------------
     conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Purchased Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 A.M. at the offices of Wolf, Block, Schorr and Solis-Cohen (or at such other place as the parties may designate in writing) on November 21, 1996 or on such other date and at such other place as the Shareholders and Purchaser may jointly designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

               3.2  Termination of Agreement.  This Agreement may be
                    ------------------------
     terminated prior to the Closing as follows:

                    (a) At the election of either the Shareholders or Purchaser on or after November 30, 1996, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach of this Agreement or otherwise in default of any of its obligations hereunder;

                    (b) by mutual written consent of the Shareholders and Purchaser; or

                    (c) by the Shareholders or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

               3.3  Procedure Upon Termination.  In the event of
                    --------------------------
     termination of this Agreement pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given by the terminating party to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Shareholders. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same and shall keep confidential and not use any of the information contained in such documents, work papers and other materials.

               3.4  Effect of Termination.  In the event that this
                    ---------------------
     Agreement is validly terminated as provided herein, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company or any Shareholder; provided, however, that (a) nothing in this Section 3.4
                  --------  -------
     shall relieve any party hereto of any liability for a breach of this Agreement and (b) if the Purchaser terminates this Agreement because the condition in Section 7.1(o) shall not have been satisfied, then Purchaser shall immediately reimburse Shareholders for all reasonable fees of attorneys, accountants, plan administrators and other advisors incurred by the Shareholders, the Company or any Employee Benefit Plan in connection with the negotiation, drafting or anticipated closing of the transactions contemplated by this Agreement.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

               The Shareholders hereby jointly and severally represent and warrant to Purchaser as follows:

               4.1  Organization and Good Standing.  The Company is a
                    ------------------------------
     corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company does business in no other jurisdiction.

               4.2  Authorization of Agreement.  The Company and each other
                    --------------------------
     party hereto (other than Purchaser) has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Noncompetition Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Person in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "the Company Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Company Documents have been duly and validly executed and delivered by the Company and each other party thereto (other than Purchaser) and (assuming the due authorization, execution and delivery by Purchaser if a party thereto) this Agreement and each of the Company Documents constitute the legal, valid and binding obligations of the Company and each other party thereto (other than Purchaser), enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               4.3  Capitalization.
                    --------------
                    (a) The authorized capital stock of the Company consists of ten thousand (10,000) shares of Common Stock, and ten thousand (10,000) shares of Preferred Stock. There are three hundred twenty (320) shares of Common Stock issued and outstanding and six thousand nine hundred twenty (6,920) shares of Preferred Stock issued and outstanding. All of the issued and outstanding shares of Common Stock are owned, beneficially and of record, by Lynn D. Conley and Paul W. Conley (the "Common Shareholders") individually. All of the issued and outstanding shares of Preferred Stock are owned, of record, by Lynn D. Conley and Paul W. Conley, as Trustees of the Manor Investment Company, Inc. Profit Sharing Plan & Trust (the "Preferred Shareholders").

               4.4  Subsidiaries and Other Interests.  Except as set forth
                    --------------------------------
     on Schedule 4.4, the Company does not have any Subsidiaries and does not own any equity interests in any Person.

               4.5  Corporate Records.  The Company has delivered to the
                    -----------------
     Purchaser true, correct and complete copies of the articles of incorporation (certified by the Secretary of State of California) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of the Company.

               4.6  Conflicts; Consents of Third Parties.
                    ------------------------------------
                    (a) None of the execution and delivery by the Company or the Shareholder of this Agreement and the Company Documents, the consummation by each of the Company and the Shareholder of the transactions contemplated hereby and thereby, or compliance by the Company or the Shareholder with any of the provisions hereof or thereof will, except as set forth on
     Schedule 4.6, (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Company; (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which the Company or the Shareholder is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any material statute, rule, regulation, judgment or Order of any Governmental Body by which the Company or the Shareholder is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company or the Shareholder.

                    (b) Except as set forth on Schedule 4.6, no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with or notification to, any Person or Governmental Body is required on the part of the Company or the Shareholder in connection with the execution and delivery of this Agreement or the Company Documents, or the compliance by the Company or the Shareholder, as the case may be, with any of the provisions hereof or thereof.

               4.7  Ownership.  The Company is the owner of all the Assets,
                    ---------
     free and clear of any and all Liens (other than Permitted Exceptions).

               4.8  Financial Statements.  The Company has delivered to the
                    --------------------
     Purchaser copies of (i) the reviewed balance sheets of the Company as of June 30, 1993, 1994 and 1995 and the related reviewed statements of income and of cash flows of the Company for the years then ended and (ii) the audited consolidated balance sheet of the Company as of June 30, 1996 and the related audited statements of income and cash flows of the Company for the period then ended (such audited and reviewed statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof, and presents fairly in accordance with GAAP the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated.

               For the purposes hereof, the audited balance sheet of the Company as of June 30, 1996 is referred to as the "Balance Sheet" and June 30, 1996 is referred to as the "Balance Sheet Date".

               4.9  No Undisclosed Liabilities.  Except as set forth on
                    --------------------------
     Schedule 4.9, the Company has no indebtedness, obligations or liabilities of any kind (whether absolute, contingent or otherwise, and whether due or to become due) which are not reflected on the Balance Sheet other than such indebtedness, obligations or liabilities (i) as were incurred in the ordinary and usual course of business consistent with its past practices since the Balance Sheet Date, (ii) existing pursuant to any contract or agreement disclosed on Schedules 4.12(a)(1), 4.12(a)(3), 4.13 or 4.15 (or any contract or agreement not required to be disclosed thereon because such contract or agreement was not of the type required to be disclosed thereon) or (iii) which will be repaid or discharged prior to the Closing.

               4.10  Absence of Certain Developments.  Except as expressly
                     -------------------------------
     required by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date:

                         (i) there has not been any Material Adverse Change nor, to the Knowledge of the Company, has there occurred any event which is reasonably likely to result in a Material Adverse Change;

                        (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than Ten Thousand Dollars ($10,000) for any single loss or Twenty-Five Thousand Dollars ($25,000) for all such losses;

                       (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

                        (iv) the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended June 30, 1996, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company s directors, officers, employees, agents or representatives or increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company, including coverage or contributions required or permitted under the terms of any Employee Benefit Plan or required under any applicable law, rule or regulation);

                         (v) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

                        (vi) the Company has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

                       (vii) the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

                      (viii) other than in the ordinary course consistent with past practice, the Company has not made any loans, advances or capital contributions to, or investments in, any Person, or paid any fees or expenses to any Affiliate of the Company;

                        (ix) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                         (x) the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company or which is permitted or required under the terms of any Employee Benefit Plan or required under any applicable law, rule, or regulation and which in the aggregate would not be material to the Company;

                        (xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

                       (xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand
     Dollars ($25,000) in the aggregate;

                      (xiii)  the Company has not entered into any
     transaction, arrangement or agreement with any of its Affiliates;

                       (xiv) the Company has not instituted or settled any material Legal Proceeding; and

                        (xv) the Company has not agreed to do anything set forth in this Section 4.10.

               4.11  Taxes.
                     -----
                    (a) All Tax Returns required to be filed by or with respect to the Company or its assets have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects. The Company has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax Returns. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not due or owing, the Company has made sufficient current accruals for such Taxes in its Financial Statements as of June 30, 1996.

                    (b) The Company has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                    (c) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

                    (d) All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation.

                    (e) Neither of the Shareholders is a foreign person within the meaning of Section 1445 of the Code.

                    (f) No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

                    (g) No property owned on the Closing Date by the Company will be required to be treated as being (i) owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                    (h) No property owned on the Closing Date by the Company is subject to a Section 467 rental agreement.

                    (i) The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                    (j) The performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                    (k) There are no liens with respect to Taxes upon any of the assets of the Company, other than Permitted Exceptions.

                    (l) The Company has never been a member of an affiliated group of corporations filing a consolidated, combined or unitary Tax Return.

               4.12  Real Property.
                     -------------
                    (a) Schedule 4.12(a)(1) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Real Property Lease" and the real properties specified in such leases being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Stores and which are necessary for the continued operation of the business of the Stores as the business is currently conducted. Except as set forth on
     Schedule 4.12(a)(2), to the best of the Company s and/or the Shareholder s knowledge, the premises leased pursuant to the Real Property Leases comply with all building, fire, zoning and other ordinances and regulations applicable thereto. The Company has paid all rent, additional rent and/or other charges reserved and payable under each of the Real Property Leases to the extent so payable as of the date hereof. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); the Company has not caused an event of default or received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases; and none of the landlords in respect of the Real Property Leases has caused an event of default that with notice or lapse of time, or both, would constitute a default by any one of such landlords under any of the Real Property Leases. Except as set forth on Schedule 4.12(a)(3), there is no management agreement, equipment lease, service contract or other contract or agreement to which the Company is a party affecting any Company Property (collectively, "Property Contracts") which (i) was not made in the ordinary course of business, (ii) is not terminable upon 30 days prior notice by the Company without payment of a premium or penalty or (iii) requires payments in excess of an amount that, if added to the monthly payment obligations of all other Property Contracts in respect of such Company Property, would cause the aggregate amount of all monthly payment obligations in respect of all Property Contracts for such Company Property to exceed $1,000 with respect to a Real Property Lease. The Company has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company presently owns and operates the Stores, which includes the check cashing stores at the locations set forth on Schedule 4.12(a)(1).

                    (b) The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

                    (c) There does not exist any actual or, to the best Knowledge of the Company and/or the Shareholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

                    (d) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

                    (e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contract right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

                    (f) The Company does not own or hold in fee any real property with respect to the Stores.

               4.13  Tangible Personal Property.
                     --------------------------
                    (a) Schedule 4.13 sets forth all leases of personal property ("Personal Property Leases") relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

                    (b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company, or, to the best Knowledge of the Company and/or the Shareholder, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

                    (c) The Company has good and marketable title to all of the items of tangible personal property reflected on its Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens, other than the Permitted Exceptions.

               4.14  Intangible Property.  Schedule 4.14 contains a
                     -------------------
     complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by the Company as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.14, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Liens and is in good standing and not the subject of any challenge. There have been no claims made and the Company has not received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Company possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and the Company has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof. The Company is not under any obligation to pay any royalties or similar payments in connection with any license to any Affiliate of the Company.

               4.15  Material Contracts.  Schedule 4.15 sets forth each of
                     ------------------
     the following Contracts to which the Company is a party or by which it is bound (collectively, the "Material Contracts"): (i) Contracts with the Shareholder (or any Affiliates of the Shareholder) or any current or former officer or director of the Company; (ii) Contracts with any labor union or association representing any employee of the Company; (iii) Contracts pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output from or to another Person; (iv) Contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets; (v) partnership or joint venture agreements; (vi) Contracts containing covenants of the Company or any of its Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person: (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases or personal property leases, which involve the expenditure of more than $15,000 in the aggregate or $5,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser true and complete copies of each of the Material Contracts. Except as set forth on Schedule 4.15, each of the Material Contracts and other agreements is in full force and effect and is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.15, the Company is not in default in any material respect under any Material Contracts, nor, to the Knowledge of the Company or the Shareholders, is any other party to any Material Contract in default thereunder in any material respect.

               4.16  Employee Benefits.  Schedule 4.16(a) sets forth a
                     -----------------
     complete and correct list of all "employee benefit plans" as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, life insurance, scholarship or other employee benefit plan, program or arrangement maintained by the Company or to which the Company has any liability (contingent or otherwise) with respect to employees, officers, directors or shareholders of the Company ("Employee Benefit Plans"). None of the Employee Benefit Plans constitutes (i) a multiple employer plan as defined in Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans"), (iii) a "benefit plan", within the meaning of Section 5000(b)(l) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee s or his beneficiary s sole expense), (iv) a defined benefit plan that is subject to Title IV of ERISA or (v) a plan or arrangement which provides continuing medical, life insurance or other welfare benefits after termination of employment other than as required by
     Section 4980B of the Code. A complete and accurate copy of each Employee Benefit Plan has been provided to Purchaser. All contributions to the Employee Benefit Plans and 412 Plans that may have been required to be made under such plans and, when applicable,

     Section 302 of ERISA and Section 412 of the Code, have been timely made.

               4.17  Labor.
                     -----
                    (a) The Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

                    (b) No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best Knowledge of the Company or the Shareholders, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the best Knowledge of the Company or the Shareholders, threatened by any labor organization or group of employees of the Company.

                    (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best Knowledge of the Company or the Shareholders, threatened against or involving the Company. There are no unfair labor practice charges, material grievances or material complaints pending or, to the best Knowledge of the Company or the Shareholders, threatened by or on behalf of any employee or group of employees of the Company.

               4.18  Litigation.  Except as set forth in Schedule 4.18,
                     ----------
     there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Company or the Shareholders, overtly threatened against the Company (or to the Knowledge of the Company or the Shareholders, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the Knowledge of the Company or the Shareholder, is there any reasonable basis for any such action, proceeding, or investigation. The Company is not subject to any judgment, Order or decree of any court or Governmental Body and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

               4.19  Compliance with Laws.  Except as set forth on Schedule
                     --------------------
     4.19, the Company possesses all Licenses of and from all Governmental Bodies necessary to own or lease its respective properties and assets and to conduct the business in which it is engaged. Except as set forth on
     Schedule 4.19, no proceeding has been threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any License. The Company is currently, and at all times has been, in material compliance with all Laws applicable to it including, without limitation, all applicable banking Laws. To the knowledge of the Shareholders, neither the Company nor any of its directors, officers, employees or representatives has offered, proposed, promised or made any illegal payment to officers, employees or representatives of any Governmental Body, or engaged in any illegal reciprocal practices or made any illegal payment or given any other illegal consideration to any third party.

               4.20  Environmental Matters.  Except as set forth on
                     ---------------------
     Schedule 4.20 hereto:

                    (a) the operations of the Company, to the Knowledge of the Company and/or the Shareholders, are and have been in substantial compliance with all applicable Environmental Laws and all permits, licenses or other authorizations issued pursuant to applicable Environmental Laws ("Environmental Permits");

                    (b) the Company has obtained all Environmental Permits necessary to operate its business and is in substantial compliance with such Environmental Permits;

                    (c) the Company is not the subject of any outstanding written order, agreement or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

                    (d) the Company has not received any written communication alleging that the Company or the operations thereof may be in violation of any Environmental Law or any Environmental Permit, or may have any liability under any Environmental Law;

                    (e) to the Knowledge of the Company and/or the Shareholders, no unpermitted or unlawful Release of any Hazardous Materials has occurred at any of the Company Properties or off-site so as to adversely affect the Company Properties;

                    (f) there are no legal or administrative proceedings pending or, to the Knowledge of the Company or the Shareholders, threatened against the Company alleging the violation of or seeking to impose liability pursuant to Environmental Laws;

                    (g) to the Knowledge of the Company or the Shareholders, there are no investigations of the business, operations or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any liability pursuant to Environmental Laws;

                    (h) to the Knowledge of the Company, there are not located at any of the Company Properties any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls in quantities requiring record keeping pursuant to the Toxic Substances Control Act; and

                    (i) the Company has provided to the Purchaser copies of all environmentally related audits, studies, reports, analyses and results of investigations in its or the Shareholder s possession, custody or control that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

               4.21  Insurance.  Schedule 4.21 sets forth a complete and
                     ---------
     accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and the Company is not in default of any provision thereof.

               4.22  Payables.  All accounts payable of the Company
                     --------
     reflected in its Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not delinquent.

               4.23  Related Party Transactions.  Except as set forth on
                     --------------------------
     Schedule 4.23, the Company has not borrowed any moneys from and has no outstanding indebtedness or other similar obligations to the Shareholder or any of its Affiliates. Except as set forth in Schedule 4.23, none of the Company, or any of its officers, employees or Affiliates (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company or (C) a participant in any transaction to which the Company is a party or
     (ii) is a party to any Contract or transaction with the Company. Since the Balance Sheet Date, the Company has not entered into any transactions with any Affiliate.

               4.24  ADA Matters.  Neither the Company nor any Shareholder
                     -----------
     has received any written notification regarding any real property which is the subject of any of the Real Property Leases which would require that the lessee under any such Real Property Lease make any additions, renovations or improvements to such property pursuant to the terms of the Americans With Disabilities Act ("ADA") or otherwise.

               4.25  Banks.  Schedule 4.25 contains a complete and correct
                     -----
     list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.25, no person holds a power of attorney to act on behalf of the Company.

               4.26  No Misrepresentation.  No representation or warranty
                     --------------------
     of the Company or the Shareholder contained in this Agreement or in any schedule hereto or in any certificate or other agreement or instrument furnished by the Company or the Shareholder to the Purchaser pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

               4.27  Financial Advisors.  Except as set forth on Schedule
                     ------------------
     4.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Shareholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

               4.28  The Company s Solvency and Obligations.  The
                     --------------------------------------
     obligations incurred by the Company pursuant to this Agreement or in connection with the sale of the Stores will not render the Company insolvent within the meaning of the United States Bankruptcy Code, other applicable federal law or applicable state law, including, without limitation, the laws of the States of California or New York. Every obligation incurred by the Company pursuant to this Agreement or in connection with the sale of the assets sold by it hereunder has been incurred for fair consideration. The Company acknowledges the receipt of reasonably equivalent value in connection with the sale of the Assets. The Company does not intend or believe that it will incur debts beyond its ability to pay as they mature in connection with the obligations incurred pursuant to this Agreement or in connection with the sale of the Assets. The Company has no actual intent to hinder, delay or defraud either present or future creditors by incurring obligations pursuant to this Agreement or in connection with the sale of the Assets. The property remaining in the Company s possession after the sale of the Assets does not constitute unreasonably small capital for the Company. Upon and after the Closing, the Company shall have sufficient capital to carry on the business and the transactions in which it intends to engage, and is now, and shall be after Closing, solvent and able to pay its debts as they mature.

               4.29  Name.  "C&C," "C&C Check Cashing" and "Cash King" are
                     ----
     the only names used by the Company in the operation of the Stores.


                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

               The Purchaser hereby represents and warrants to the Shareholders that:

               5.1  Organization and Good Standing.  The Purchaser is a
                    ------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of California.

               5.2  Authorization of Agreement.  The Purchaser has full
                    --------------------------
     corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authored by all necessary corporate action on behalf of the Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document when so executed and delivered constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               5.3  Conflicts: Consents of Third Parties.
                    ------------------------------------
                    (a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation by the Purchaser of the transactions contemplated hereby and thereby or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clauses (ii) and
     (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby and thereby.

                    (b) Except as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

               5.4   Litigation.  There are no Legal Proceedings pending
                     ----------
     or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

               5.5  Financial Advisors.  No Person has acted, directly or
                    ------------------
     indirectly, as a broker, finder or financial advisor for the

     Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof other than Beau Jeffries, and Purchaser shall be liable for whatever fees shall be payable to him in connection with this Agreement.

               5.6  Purchaser s Solvency and Obligations.  The obligations
                    ------------------------------------
     incurred by Purchaser pursuant to this Agreement or in connection with the purchase of the Stores will not render Purchaser insolvent within the meaning of the United States Bankruptcy Code, other applicable federal law or applicable state law, including, without limitation, the laws of the States of California or New York. Every obligation incurred by Purchaser pursuant to this Agreement or in connection with the purchase of the Assets purchased hereunder has been incurred for fair consideration. Purchaser acknowledges the receipt of reasonably equivalent value in connection with the purchase of the Assets. Purchaser does not intend or believe that it will incur debts beyond its ability to pay as they mature in connection with the obligations incurred pursuant to this Agreement or in connection with the purchase of the Assets. Purchaser has no actual intent to hinder, delay or defraud either present or future creditors by incurring obligations pursuant to this Agreement or in connection with the purchase of the Assets. The property remaining in Purchaser s possession after the purchase of the Assets does not constitute unreasonably small capital for Purchaser. Upon and after the closing, Purchaser shall have sufficient capital to carry on the business and the transactions in which it intends to engage, and is now, and shall be after closing, solvent and able to pay it debts as they mature.

               5.7  Purchaser s Group Medical Plans.  The Purchaser s
                    -------------------------------
     applicable group medical plans will not exclude coverage of any employees of the Company who (i) participate in the Company s group medical plan,
     (ii) receive and accept an offer of employment from Purchaser, and (iii) properly enroll in Purchaser s applicable group medical plans during an open enrollment period established by the Purchaser following the Closing Date on the basis of any preexisting medical conditions of any such employee (other than exclusions provided under the Company s group medical plan).

                                   ARTICLE VI

                                    COVENANTS

               6.1  Effect of Investigation.  Each of the Company and the
                    -----------------------
     Shareholders agrees that no investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Shareholders contained in this Agreement or the Company Documents.

               6.2  Conduct of the Business Pending Closing.  Between the
                    ---------------------------------------
     date hereof and the Closing hereunder the Company shall, and the Shareholders shall cause the Company to:

                    (a) except as otherwise permitted by this Agreement, not take or suffer or permit any action which would render materially untrue any of the representations or warranties of the Shareholders and the Company herein contained, and not omit to take any action, the omission of which would render materially untrue any such representation or warranty;

                    (b) except as permitted by this Agreement, conduct its business in a good and diligent manner in the ordinary and usual course (except the Company may stop offering Pay Day Loans and/or Consumer Loans);

                    (c) not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the provision of services and contracts for the purchase of materials and supplies in the ordinary and usual course of business, and except as may be required to comply with the terms hereof, not amend, modify or terminate any Real Property Lease, Personal Property Lease or Material Contract without the prior written consent of the Purchaser;

                    (d) use their best efforts to preserve the Company s business organization intact, except as may be required to comply with the terms hereof, to keep available the services of its employees, and to preserve its relationships with customers, suppliers and others with whom it deals;

                    (e) not reveal, orally or in writing, to any party, other than the Purchaser and the Purchaser s authorized agents, any of the business procedures and practices, intellectual property or trade secrets followed or utilized by the Company in the conduct of its business;

                    (f) maintain in full force and effect all of the insurance policies listed on Schedule 4.21 and make no change in any insurance coverage without the prior written consent of the Purchaser;

                    (g) keep the premises occupied by the Company and all of the Company s equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance;

                    (h) continue to maintain all of the Company s usual business books and records in accordance with its past practices and not change its method of accounting;

                    (i) not issue any capital stock or any option, warrant or right relating thereto;

                    (j)  not waive any right or cancel any claim;

                    (k) except as disclosed on Schedule 4.10, not increase the compensation or rate of compensation payable to any of the Company s employees without the prior written consent of the Purchaser;

                    (l) maintain the Company s corporate existence and not merge or consolidate the Company with any other entity;

                    (m) except as may be required to comply with the terms hereof, comply with all provisions of all Real Property Leases, Personal Property Leases and Material Contracts and all applicable laws, rules and regulations;

                    (n) except as described on Schedule 4.10, not make any capital expenditure;

                    (o)  not amend its articles of incorporation or bylaws;

                    (p)  not agree to do anything prohibited by this
     Section 6.2; and

                    (q) not make any material Tax election or settle or compromise any Tax liability for an amount materially in excess of the liability therefor that is reflected in the Financial Statements.

               6.3  Consents.  The Shareholders and the Company shall use
                    --------
     their best efforts, and the Purchaser shall cooperate with the Shareholders and the Company to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body required to be obtained by the Company to consummate the transactions contemplated by this Agreement, including, without limitation, the consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body referred to in Section 4.6(b) hereof.

               6.4  Consents to Real Property Leases.  The Company, the
                    --------------------------------
     Shareholders and Purchaser will jointly cooperate and use commercially reasonable efforts to obtain all consents and estoppels from landlords and lessors which are required to be obtained to consummate the transactions contemplated by this Agreement pursuant to the terms of any of the Real Property Leases.

               6.5  No Solicitation.  Neither the Shareholders nor the
                    ---------------
     Company will, nor will they cause or permit the Company or the Company s directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any capital stock or other equity interest in, or material assets of, the Company other than the transactions set forth in this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Shareholders and the Company will inform the Purchaser in writing immediately following the receipt by any Shareholder, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

               6.6  Preservation of Records.  Subject to Section 6.13(b)
                    -----------------------
     hereof (relating to the preservation of Tax records), the Shareholders and the Purchaser agree that each of them shall preserve and keep the records held by them relating to the business of the Company for a period of five years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Shareholders or the Purchaser or any of their respective Affiliates or in order to enable the Shareholders or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event either the Shareholders or the Purchaser wishes to destroy such records after that time but prior to December 31, 2006, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety
     (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

               6.7  Publicity.  Neither the Company, the Shareholders, nor
                    ---------
     Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, disclosure is otherwise required by applicable Law, provided that, to the extent required by
                                 --------
     applicable law or the rules and regulations of the Securities and Exchange Commission, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other parties with respect to the text thereof.

               6.8  Use of Name.  The Shareholders hereby agree that upon
                    -----------
     the consummation of the transactions contemplated hereby, the Purchaser shall have the sole right (vis-a-vis the Company, the Shareholders and any of their respective Affiliates) to the use of the names "C&C," "C&C Check Cashing" and "Cash King," and the Shareholders shall not, and shall not cause or permit any Affiliate to, use such names or any variation or simulation thereof in any business or manner, either involving check cashing or otherwise; provided, that a
                                                          --------
      partnership owned by the Company and Paul W. Conley and one of his Affiliates shall be entitled to use the name "Cash King" only at the one store operated by such partnership. The Shareholders and the Affiliates shall assign to Purchaser, cancel or relinquish any fictitious name registration held by them concerning the names "C&C," "C&C Check Cashing" and "Cash King" or any derivation thereof.

               6.9  Environmental Matters.  The Company shall identify the
                    ---------------------
     Environmental Permits required by Purchaser to operate the business of the Company and shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws such as the Industrial Site Recovery Act) and all requests required for the issuance, transfer or reissuance to Purchaser of Permits necessary to conduct the Company s business prior to the Closing Date.

               6.10  Noncompetition Agreements.  Each of the Shareholders
                     -------------------------
     hereby agrees that, at the Closing, each of them shall execute and deliver to Purchaser the Noncompetition Agreement substantially in the form of Exhibit A hereto.

               6.11  Repayment of Loans; Turn Over of Funds.
                     --------------------------------------
                    (a) On or prior to the Closing Date, all loans or other advances from the Company to the Shareholders or any of their Affiliates, including any accrued and unpaid interest thereon, shall be repaid in full and all loans or other advances from the Shareholders or any of their Affiliates to the Company, including any accrued interest thereon, shall be paid in full (collectively, the "Affiliate Loans").

                    (b) On or prior to the Closing Date, the Shareholders shall cause the obligations owed to Union Bank of California pursuant to the Credit Agreement described in Schedule 4.6 to be repaid and discharged in full.

                    (c) On or prior to the Closing Date, the Shareholders shall cause the Company to transfer to the Shareholders all right, title and interest in and to the Excluded Assets in connection with the redemption of the Redeemed Shares.

                    (d) All amounts which are paid in respect of the Excluded Assets and are received by the Company following the Closing shall be received by it as agent, in trust for and on behalf of the Common Shareholders. All amounts which are received by any of the Shareholders following the Closing relating to the operations or business of the Company (other than those amounts received by any of them in respect of the Excluded Assets) shall be received by them as agent, in trust for and on behalf of the Company. Purchaser shall cause the Company to, and the Shareholders shall, pay promptly all such amounts to the Person that is entitled to such amounts and shall provide to such Person information as to the nature, source and classification of such payments, including any invoice relating thereto.

               6.12  Employee Benefits and Employment.
                     --------------------------------
                    (a) The Sellers shall, no later than the Closing Date, assume and maintain sponsorship of and full responsibility for each of the Employee Benefit Plans, including all liabilities that arise under Part 6 of Title I of ERISA or Section 4980B of the Code as a result of or following the consummation of the transactions contemplated by this Agreement, and to the extent necessary shall cause the Company to terminate or otherwise cease its sponsorship of the Employee Benefit Plans.

                    (b) Sellers shall deliver to Purchaser at least five (5) Business Days prior to the Closing Date a complete and correct list of all employees of the Company (the "Employees") setting forth their names, employment position, salary or hourly wage rate, location as of October 31, 1996 and separately identifying those Employees who were actively employed on such date ("Active Employees") and those Employees who were not actively employed on such date (i.e., were absent due to disability, sickness or leave of absence) (the "Inactive Employees").

               6.13  Tax Matters.
                     ------------

                    (a)  Preparation of Tax Returns; Payment of Taxes.
                         --------------------------------------------
                         (i) The Shareholders and Purchaser will, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of the Company on the Closing Date. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date, then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (a) to the Shareholders for the period up to and including the Closing Date, and (b) to the Purchaser for the period subsequent to the Closing Date. For purposes of this Section 6.13(a), Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the Closing Date or, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days.

                        (ii) The Shareholders shall be responsible jointly and severally for filing or causing to be filed all Tax Returns required to be filed by or on behalf of the Company and/or its operations and assets with respect to periods ending on or before the Closing Date (taking into account applicable extensions) and shall pay or cause to be paid any Taxes shown to be due thereon. The Shareholders shall file all such Tax Returns in a manner consistent with past practices and, upon Purchaser s request, shall provide copies of such Tax Returns to Purchaser for Purchaser s review and comment at least twenty (20) Business Days prior to filing. Purchaser shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of the Company and/or its operations and assets with respect to periods which include any day after the Closing Date (taking into account applicable extensions) and shall pay or cause to be paid any Taxes shown to be due thereon subject to the amount of any Taxes that are the responsibility of the Shareholders pursuant to Section 6.13(a)(iii).

                       (iii) With respect to any Tax Return of the Company required to be filed by Purchaser for a taxable period of the Company beginning before and ending on or after the Closing Date, Purchaser shall provide the Shareholders with a statement setting forth the amount of Tax shown on such Tax Return for which the Shareholders are responsible pursuant to Section 6.13(a)(i) (the "Statement") at least twenty (20) Business Days prior to the due date for filing of such Tax Return (including extensions). Not later than five (5) Business Days before the due date for payment of Taxes with respect to such Tax Return, the Shareholders shall pay to Purchaser an amount equal to the Taxes shown on the Statement as being the responsibility of the Shareholders pursuant to
     Section 6.13(a)(i) hereof; provided, however, that if Purchaser and the Shareholders disagree with respect to any item on any such Tax Return, such disagreement shall be conclusively resolved by an independent certified public accountant agreed upon by the Shareholders and the Purchaser or designated in accordance with the Commercial Rules of the American Arbitration Association. No payment pursuant to this Section 6.13(a)(iii) shall excuse the Shareholders from their indemnification obligations pursuant to Section 9.5 hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of the Shareholders, exceed the amount of the Shareholders payment under this Section 6.13(a)(iii).

                        (iv) Except for an amended federal income Tax Return for the year ended June 30, 1996, the Shareholders may not file any amended Tax Returns or refund claims in respect of any taxable period of the Company ending on or prior to the Closing Date without the prior written consent of Purchaser.

                    (b)  Cooperation with Respect to Tax Returns.
                         ---------------------------------------
     Purchaser and the Shareholders agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser and the Shareholders shall retain all information, records or documents in their possession relating to the Company that might be relevant to computations or payments required after the Closing Date with respect to Tax matters relating to any taxable period ending on, prior to or including the Closing Date until the expiration of the relevant statute of limitations or extensions thereof or, if a proceeding has been instituted for which the information, records or documents is required, until there is a final determination with respect to such proceeding.

                    (c)  Tax Audits.
                         ----------
                         (i) Purchaser shall promptly notify the Shareholders upon receipt by Purchaser of written notice of any Tax audits of or proposed assessments against the Company for taxable periods ending on or prior to the Closing Date; provided, however,
                                                     --------  -------
     that the failure of Purchaser to give the Shareholders prompt notice as required herein shall not relieve the Shareholders of any of their obligations to pay such Taxes except and to the extent that Shareholders are actually and materially prejudiced thereby. The Shareholders shall have the right to represent the Company s interests in any such Tax audit or administrative or court proceeding and to employ counsel of its choice; provided, that (i) the Shareholders
                                   --------
     shall keep the Purchaser apprised of the status of any Tax audits or administrative or court proceedings and the Purchaser shall have the right to consult with the Shareholders and their counsel, at the Purchaser s cost and expense, in connection therewith and (ii) in the event that a settlement or compromise thereof would obligate either the Company or the Purchaser to make any monetary payment or would otherwise adversely effect either the Company, the Purchaser or any of their Affiliates, the Shareholders may not agree to such settlement or compromise without the prior consent of the Purchaser, which consent will not be unreasonably withheld or delayed.

                        (ii) The Shareholders shall promptly notify Purchaser upon receipt by any of the Shareholders of written notice of any Tax audit or proposed assessment or other proposed change or adjustment which may affect either the Company or its

     Tax attributes. The Shareholders shall keep Purchaser duly informed of the progress thereof and, if the results of such Tax audit or proceeding may have an adverse effect on either the Company, Purchaser or any of their Affiliates for any taxable period, including or ending after the Closing Date, then the Shareholders may not agree to a settlement or compromise thereof without Purchaser s consent, which consent will not be unreasonably withheld or delayed.

                    (d)  Transfer Taxes.  The Shareholders shall be liable
                         --------------
     for and shall pay all sales, use, stamp, documentary, filing recording, transfer or similar fees or taxes or governmental charges (including, without limitation, FAA, ICC, DOT, real estate or motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Purchaser or its Affiliates). The Shareholders hereby agree to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

                    (e)  Allocation of Purchase Price.  Attached hereto as
                         ----------------------------
     Schedule 6.13 is an allocation of the Purchase Price among the Purchased Shares and the Noncompetition Agreement which has been prepared in accordance with Section 1060 of the Code.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

               7.1  Conditions Precedent to Obligations of Purchaser.  The
                    ------------------------------------------------
      obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part):

                    (a) all representations and warranties of the Shareholders contained herein shall be true and correct as of the date hereof;

                    (b) all representations and warranties of the Shareholders contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Shareholders contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

                    (c) the Shareholders and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date:

                    (d) Purchaser shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by the Shareholders certifying as to the fulfillment of the conditions specified in Sections 7.1(a) , 7.1(b) and 7.1(c) hereof;

                    (e) the Shareholders shall have obtained all consents and waivers referred to in Section 4.6 hereof, in a form reasonably satisfactory to Purchaser, with respect to the transactions contemplated by this Agreement and the Company Documents; provided,
                                                               --------
      however, that with respect to the Real Property Leases, this
      -------
     condition shall be satisfied if the Minimum Lease Condition is satisfied;

                    (f) there shall not have been or occurred any Material Adverse Change since June 30, 1996 which is not described on Schedule 4.10;

                    (g) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company, the Shareholders or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                    (h) each of the Shareholders shall have provided the Purchaser with an affidavit of non-foreign status that complies with
     Section 1445 of the Code (a "FIRPTA Affidavit");

                    (i) the Shareholders shall have furnished, or caused to be furnished, to Purchaser, in form and substance satisfactory to Purchaser, such certificates and other evidence as Purchaser may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Purchaser may reasonably request;

                    (j) the Shareholders shall have obtained consents from the landlords and lessors under each Real Property Lease, to the extent consent is required under such Real Property Lease with respect to the transaction contemplated by this Agreement; provided, however,
                                                        --------  -------
      that this condition shall be deemed satisfied if the Minimum Lease Condition is satisfied;

                    (k) the Real Property Lease at the Company s Laloma Store No. 51 in Modesto, California shall have been amended on terms reasonably satisfactory to Purchaser to provided for termination at the Company s election on ninety (90) days written notice in the event that the Food Stamp Contract pursuant to which such store distributes benefits is or shall be terminated;

                    (l) all Affiliate Loans shall have been repaid to or by the Company on or prior to the Closing Date;

                    (m) the Company shall have repaid all obligations with respect to long-term indebtedness and any obligations to banks and other financial institutions;

                    (n) Purchaser shall have received duly executed copies of each of the documents enumerated in Section 8.1; and

                    (o) Purchaser shall have received financing on terms acceptable to Purchaser in its sole discretion.

               7.2  Conditions Precedent to Obligations of the
                    ------------------------------------------
     Shareholders.  The obligations of the Shareholders to consummate the
     ------------
     transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Shareholders in whole or in part to the extent permitted by applicable law):

                    (a) all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof;

                    (b) all representations and warranties of Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

                    (c) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date:

                    (d)  payment of the amounts specified in Section 2.2;

                    (e) the Shareholders shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Shareholders) executed by the president or a vice president of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

                    (f) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company, the Shareholders or Purchaser seeking to restrain or to prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

                    (g) the Shareholders shall have received duly executed copies of each of the documents enumerated in Section 8.2; and

                    (h) the redemption of the Redeemed Shares shall have occurred.


                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

               8.1  Documents to be Delivered by the Shareholders.  At the
                    ---------------------------------------------
     Closing, the Shareholders) shall deliver, or cause to be delivered, to Purchaser the following:

                    (a) the opinion of Carr, McClellan, Ingersoll, Thompson & Horn Professional Corporation, counsel to the Company and the Shareholders, in substantially the form of Exhibit B hereto;

                    (b) copies of all consents referred to in Section 7.1(e) hereof;

                    (c) a Noncompetition Agreement in the form of Exhibit A attached hereto, duly executed by each Shareholder;

                    (d) a duly executed FIRPTA Affidavit for each Shareholder;

                    (e) a certificate of good standing with respect to Seller issued by the Secretary of State of California;

                    (f)  evidence of the redemption of the Redeemed Shares;


                    (g) certificates representing the Purchased Shares, duly endorsed for transfer or accompanied by stock powers or assignments separate from such certificates executed by the Shareholders;

                    (h) the stock ledger, minute book and corporate seal of the Company;

                    (i) written resignations of the officers and directors of the Company;

                    (j) the certificate referenced in Section 7.1(d) hereof; and

                    (k) such other documents as the Purchaser shall reasonably request.

               8.2  Documents to be Delivered by the Purchaser.  At the
                    ------------------------------------------
     Closing, the Purchaser shall deliver to the Shareholders the following:

                    (a) evidence of the payments required to be made pursuant to Section 2.2 hereof;

                    (b) the opinion of Wolf, Block, Schorr and Solis-Cohen, counsel to Purchaser, in substantially the form of Exhibit C hereto;

                    (c) the certificate referred to in Section 7.2(e) hereof; and

                    (d) such other documents as the Shareholders shall reasonably request.


                                   ARTICLE IX

                                 INDEMNIFICATION

               9.1  Survival.  The representations and warranties of the
                    --------
     Shareholders and Purchaser shall remain operative and in full force and effect for a period of two (2) years after the Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto; provided, however, that (i)
                                               --------  -------
     the representations and warranties contained in Sections 4.9, 4.17, 4.19,
     4.20 and 4.24, as well as the indemnities contained in Sections 9.2(a)(iii) and 9.2(a)(iv) (solely to the extent such representations and warranties or indemnities relate to a violation of any Environmental Law, ADA or OSHA) shall remain operative and in full force and effect for a period of four years after the Closing Date, and (ii) the representations and warranties contained in Sections 4.2, 4.4, 4.7, 4.11 and 4.16 shall remain operative and in full force and effect until the expiration of sixty (60) days after the applicable statutes of limitation with respect to the matters referred to therein; and provided, further, that any claim based upon a fraudulent
                  --------  -------
     or intentional misrepresentation shall survive indefinitely. Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.

               9.2  General Indemnification.
                    -----------------------
                    (a) The Shareholders hereby jointly and severally agree to indemnify and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

                         (i) the failure of any representation or warranty of the Shareholders set forth in this Agreement, any Company Document or any certificate or instrument delivered by or on behalf of Seller or the Shareholders pursuant to this Agreement to be true and correct in all respects both on the date hereof and on and as of the Closing Date;

                        (ii) the breach of any covenant or other agreement on the part of the Company (with respect to its obligations prior to the Closing) or the Shareholders under this Agreement or any Seller Document;

                         (iii) any Excluded Liabilities;

                        (iv) (A) any Release of Hazardous Materials in, on, at or from the Company Properties which first occurred, or resulted from operations occurring, as of or prior to the Closing but only to the extent that any such Release was not the result of or exacerbated by the negligent acts or omissions of Purchaser, its agents, employees, contractors, tenants, Affiliates, assigns or invitees; (B) any tort liability to third parties, including, without limitation, liability resulting from exposure to Hazardous Materials, to the extent that such liability is the result of any Release at the Company Properties which first occurred at the Company Properties as of or prior to the Closing but only to the extent that any such tort liability is not the result of or exacerbated by the negligent act or omissions of the Purchaser, its agents, employees, contractors, tenants, Affiliates, assigns or invitees; (C) notification or designation under any Environmental Law as a potentially responsible party for offsite disposal of Hazardous Materials by Seller which disposal occurred as of or prior to the Closing, or the listing of any asset of the Company on the CERCLA National Priorities List or any similar list under any Environmental Law as a result of disposal of Hazardous Materials by the Company as of or prior to the Closing; or (D) any violation of Environmental Laws, in effect at the time of the violation, that first occurred or resulted from operations by the Company or at Company Properties occurring as of or prior to the Closing Date; or

                         (v) the Excluded Assets or the ownership, operation, lease or use thereof, or any action taken with respect thereto, by the Company, the Shareholders or any other Person.

                    (b) Purchaser hereby agrees to indemnify and hold harmless the Shareholders and their Affiliates, and their respective directors, officers, employees, agents, successors and assigns from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

                         (i) the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document or any certificate and instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects both on the date hereof and on and as of the Closing Date;

                        (ii) the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; or

                       (iii) any acts, omissions, occurrences, events or obligations of the Company, arising after the Closing Date, whether in contract or in tort (including obligations accruing after the Closing Date based upon agreements entered into prior to the Closing Date), unless (x) any Losses resulting from, arising out of, based on or relating to any of the foregoing arise, result, are based on or relate to a breach (or any circumstance or event constituting a breach) of any representation, warranty or covenant of the Company or the Shareholders under this Agreement or any Company Document or (y) such act, omission, occurrence, event or obligation for any losses relating thereof is of the type or kind described in Section 9.2(a) hereof.

               9.3  Limitations on Indemnification for Breaches of
                    ----------------------------------------------
     Representations and Warranties.
     ------------------------------

                    (a) Subject to Section 9.5 and Section 9.6 hereof, none of the indemnifying parties shall have any liability under Section 9.2(a)(i) or 9.2(b)(i) hereof unless and until the aggregate amount of Losses subject to indemnification thereunder exceeds $50,000 and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses in excess of $50,000; provided that
                                                            --------
     the indemnifying party shall be required to pay the entire amount of any Losses incurred as a result of a breach of any representation or warranty contained in Sections 4.2, 4.4 or 4.7.

                    (b) The aggregate liability of all indemnifying parties pursuant to Section 9.2(a)(i), 9.2(a)(iii) (as such liability relates to any Environmental Law, ADA or OSHA), 9.2(a)(iv) (as such liability relates to any Environmental Law, ADA or OSHA) or 9.2(b)(i) hereof, other than liability for Losses resulting from, arising out of, based on or relating to a breach of any representation or warranty contained in Section 4.2, 4.4, 4.7 or 4.11, shall not exceed $4,500,000 in the aggregate; provided that with respect to (i) in the
                                  --------
     case of Section 9.2(a)(i) or 9.2(b)(i), liability for Losses resulting from, arising out of, based on or relating to any breach of Sections 4.9, 4.19, 4.20 or 4.24, or (ii) in the case of Section 9.2(a)(iii) or 9.2(a)(iv), liability for Losses resulting from, arising out of, based on or relating to any Environmental Law, ADA or OSHA, the $4,500,000 limitation shall only apply to breaches of such representations or warranties or breaches or violations of such Laws of which neither Seller nor the Shareholder had knowledge as of the Closing Date. The aggregate liability of all indemnifying parties pursuant to
     Section 9.2(a)(i), 9.2(a)(iii), 9.2(a)(iv) or 9.2(b)(i) hereof for any Losses resulting from, arising out of, based on or relating to any breach of any representation or warranty in Section 4.2, 4.4, 4.7 or 4.11 shall not exceed the Purchase Price.

               9.4  Indemnification Procedures.   For the purposes of
                    --------------------------
     administering the indemnification provisions of Section 9.2, the following procedures shall apply:

                    (a) If an indemnified party shall receive notice of any action or proceeding by a third party which the indemnified party asserts is indemnifiable under Section 9.2 (a "Claim"), the indemnified party shall notify the indemnifying party (the "Indemnitor") of such Claim in writing promptly following the receipt of notice by such indemnifying party of the commencement of such Claim. The failure to give notice as required by this
     Section 9.4 in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

                    (b) Except as provided in subsection (c) hereof, the Indemnitor shall be entitled to assume the defense or settlement of any Claim of the type referred to in clause (a) hereof (with counsel reasonably satisfactory to the indemnified parties) if the Indemnitor shall provide the indemnified parties a written acknowledgment of its liability to indemnify such indemnified parties against all Losses resulting from, relating to, based on or arising out of such Claim. If the Indemnitor assumes any such defense or settlement, it shall pursue such defense or settlement in good faith. If the Indemnitor fails to elect in writing, within 10 days after the notification referred to above, to assume the defense of any Claim as provided above, the indemnified party may engage counsel to defend, settle or otherwise dispose of such Claim, which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the
                                     --------  -------
     indemnified party shall not settle or compromise any such Claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).

                    (c) Notwithstanding anything to the contrary contained herein, the Purchaser shall have the sole right, with counsel reasonably satisfactory to the Indemnitor, to defend any

     Claim which constitutes a Non-Assumable Claim and no other Party hereto shall be entitled to assume the defense thereof or settle such Non-Assumable Claim as to the Purchaser; provided, however, that (i)
                                              --------  -------
     the indemnified party shall not settle or compromise any such Non-Assumable Claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed), (ii) the Purchaser shall keep the Indemnitor apprised as to the status of any pending Non-Assumable Claim, and the Indemnitor shall have the right to attend any settlement conferences at its own cost and expense, and (iii) the Indemnitor (and its counsel) shall be entitled to participate, at the cost and expense of the Indemnitor, in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any Non-Assumable Claim for which indemnification is being sought. A "Non-Assumable Claim" means any claim, action or proceeding (i) arising out of or in connection with, or relating to, any violation or asserted violation of any Law, rule, regulation, Order, judgment or decree, (ii) in which a Governmental Body or a quasi-governmental entity is an adverse party in interest, or (iii) seeking injunctive relief, other than (solely in the case of (i) and (ii) above) claims related to environmental matters arising pursuant to Sections
     4.20 and 9.2(a)(iv); provided, however, that a claim, action or proceeding
                 --------  -------
     referred to in clause (i), (ii) or (iii) of this sentence shall only constitute a "Non-Assumable Claim" if Purchaser determines in good faith that such claim, action or proceeding, if adversely determined, could have a material adverse impact on the assets, liabilities, business or operations of Purchaser or any of its Affiliates.

                    (d) In cases where the Indemnitor has elected to assume the defense or settlement with respect to a Claim as provided above, the Indemnitor shall be entitled to assume such defense or settlement, provided that: (i) the indemnified party (and its counsel)
                 --------
     shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought;
     (ii) the Indemnitor shall not be entitled to settle or compromise any such claim without the consent or agreement of the indemnified party (such consent not to be unreasonably withheld or delayed); and (iii) after written notice by the Indemnitor to the indemnified party of its election to assume control of the defense of any Claim, the Indemnitor shall not be liable to such indemnified party hereunder for any attorneys fees and disbursements subsequently incurred by such indemnified party in connection therewith.

                    (e) In the event that a claim or demand for indemnification may be made by Purchaser under more than one provision of this Article IX, Purchaser shall have the option to elect the provision of this Article IX under which it chooses to make such claim or demand for indemnification.

               9.5  Tax Matters.
                    -----------
                    (a) The Shareholders hereby jointly and severally agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses resulting from, arising out of, based on or relating to:

                         (i) any breach of any representation, warranty or covenant contained in Sections 4.11 or 6.13 hereof;

                        (ii) any Taxes for which the Company is liable pursuant to subsection 6.13(a) hereof and any and all Taxes with respect to all taxable periods (or portions thereof) of the Company ending on or prior to the Closing and, to the extent provided in Section 6.13(a) hereof, all taxable periods that include and end after the Closing Date; and

                       (iii) any Taxes asserted against Purchaser or any of its Affiliates as a result of transferee liability at law or equity arising out of the transactions contemplated hereby.

                    (b) Any claim for indemnity made under this Section 9.5 may be made at any time prior to sixty (60) days following the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including extensions).

               9.6  Employee Benefits and Labor Indemnity.  The
                    -------------------------------------
     Shareholders hereby agree to jointly and severally indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses (i) arising out of or based upon or with respect to any Employee Benefit Plan and 412 Plan, including, but not limited to, any obligations arising under Part 6 of Title I of ERISA or Section 4980B of the Code, or
     (ii) arising out of or based upon or with respect to the employment or termination of employment of any Person prior to or on the Closing Date with the Company including, without limitation, any claim with respect to, relating to, arising out of or in connection with discrimination by Seller or wrongful discharge (including constructive discharge).

               9.7  Treatment of Payment.  Seller and Purchaser agree to
                    --------------------
     treat any indemnity payment made pursuant to Sections 9.2, 9.5 or 9.6 of this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

               9.8  Waiver of Subrogation and Other Rights.  Each
                    --------------------------------------
     Shareholder hereby agrees that if, following the Closing, any payment is made or required to be made by it pursuant to the terms of this Agreement or the Company Documents (including, without limitation, this Article IX), none of the Shareholders shall have any rights against the Company, whether by reason of subrogation or otherwise, in respect of any such payments, and none of the Shareholders shall take any action against the Company with respect thereto. Any such rights which any Shareholder may, by operation of law or otherwise, have against the Company shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.


                                    ARTICLE X

                                  MISCELLANEOUS

               10.1  Certain Definitions.
                     -------------------
                    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

               "Affiliate" means, with respect to any Person, any other
                ---------
     Person controlling, controlled by or under common control with such Person.

               "Assets" shall have the meaning ascribed to such term in
                ------
     Section 1.1 hereof.

               "Balance Sheet" shall have the meaning ascribed to such term
                -------------
     in Section 4.8 hereof.

               "Balance Sheet Date" shall have the meaning ascribed to such
                ------------------
     term in Section 4.8 hereof.

               "Business Day" means any day of the year on which national
                ------------
     banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

               "Cash on Hand" shall mean all cash physically located in any
                ------------
     of the Stores at the opening of business on the Closing

     Date and all funds held in bank accounts and other accounts of the Company at the opening of business on the Closing Date.

               "Closing" shall have the meaning ascribed to such term in
                -------
     Section 3.1 hereof.

               "Closing Date" shall have the meaning ascribed to such term
                ------------
     in Section 3.1 hereof.

               "Closing Payment" shall be an amount equal to (i) Four
                ---------------
     Million Dollars ($4,000,000) plus (ii) the Estimated Working Capital minus
     (iii) the Working Capital Adjustment.

               "Code" shall mean the Internal Revenue Code of 1986, as
                ----
     amended.

               "Company" shall have the meaning ascribed to such term in
                -------
     the preamble hereto.

               "Company Documents" shall have the meaning ascribed to such
                -----------------
     term in Section 4.2 hereof.

               "Company Property" shall have the meaning ascribed to such
                ----------------
     term in Section 4.12(a) hereof.

               "Contract" means any contract, agreement, indenture, note,
                --------
     bond, loan, instrument, lease, commitment or other arrangement or agreement.

               "Employee Benefit Plans" shall have the meaning ascribed to
                ----------------------
     such term in Section 4.16(a) hereof.

               "Environmental Law" means any foreign, federal, state or
                -----------------
     local law, statute, regulation, code, ordinance, rule of common law or other requirement in any way relating to the protection of human health and safety or the environment as now or hereafter in effect including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.),
                                                                   -- ---
     the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et
                                                                         --
      seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901
      ----
     et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean
     -- ---                                            -- ---
     Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act
                                 -- ----
     (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and
                         -- ---
     Rodenticide Act (7 U.S.C. ss. 136 et seq.), and OSHA, as such laws have
                                       -- ---
     been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous foreign, state or local laws.

               "Environmental Permits" shall have the meaning ascribed to
                ---------------------
     such term in Section 4.20(a) hereof.

               "ERISA" shall have the meaning ascribed to such term in
                -----
     Section 4.16 hereof.

               "ERISA Affiliate" means any trade or business (whether or
                ---------------
     not incorporated) under common control with the Company, and which, together with the Company, are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

               "Excluded Assets" shall have the meaning ascribed to such
                ---------------
     term in Section 1.3 hereof.

               "Financial Statements" shall have the meaning ascribed to
                --------------------
     such term in Section 4.8 hereof.

               "FIRPTA Affidavit" shall have the meaning ascribed to such
                ----------------
     term in Section 7.1(d) hereof.

               "412 Plan" means any pension plan (as defined in Section
                --------
     3(2) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains and is covered under Section 412 of the Code or Section 302 of ERISA.

               "GAAP" means United States generally accepted accounting
                ----
     principles as of the date hereof.

               "Governmental Body" means any government or governmental or
                -----------------
     regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

               "Hazardous Material" means any substance, material or waste
                ------------------
     which is regulated by the United States or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste, solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

               "Knowledge" shall mean, with respect to the Company, the
                ---------
     knowledge of either of Lynn D. Conley or Paul W. Conley.

               "Law" means any federal, state, local or foreign law
                ---
     (including common law), statute, code, ordinance, rule, regulation or other requirement.

               "Legal Proceeding" means any judicial, administrative or
                ----------------
     arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

               "Licenses" shall have the meaning ascribed to such term in
                --------
     Section 1.2(a) hereof.

               "Lien" means any lien, pledge, mortgage, deed of trust,
                ----
     security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

               "Losses" means any and all losses, liabilities (accrued,
                ------
     absolute, contingent or otherwise), suits, proceedings, judgments, awards, demands, settlements, fines, assessments, damages, interest and penalties, and costs and expenses (including without limitation reasonable attorneys fees and litigation expenses).

               "Material Adverse Change" means any material adverse change
                -----------------------
     in the business, properties, results of operations, prospects or condition (financial or otherwise) of either the Company or the Stores.

               "Material Contracts" shall have the meaning ascribed to such
                ------------------
     term in Section 4.15 hereof.

               "Minimum Lease Condition" means that the Shareholders shall
                -----------------------
     have obtained consents from the landlords and lessors with respect to at least 18 Real Property Leases. For purposes of this definition, (i) if the Shareholders and Purchaser agree that a lessor s consent to the transactions contemplated by this Agreement is not required consent shall be deemed to have been obtained and (ii), if a Real Property Lease is month-to-month, a written consent by a landlord or lessor to the Company s continued occupancy on substantially the same terms or the execution of a lease for such Premises by the Company, shall constitute consent with respect to such Real Property Lease.

               "Noncompetition Agreement" shall mean either an agreement in
                ------------------------
     the form attached hereto as Exhibit A among the Company, the Shareholders and Purchaser.

               "Order" means any order, injunction, judgment, decree,
                -----
     ruling, writ, assessment or arbitration award.

               "OSHA" means the Occupational Safety and Health Act of 1970,
                ----
     as amended, and any other Federal, state or local statute, law, ordinance, code, rule or regulation or judicial or administrative order or decree regulating, relating to or imposing liability or standards of conduct concerning employee safety and/or health, as now or at any time hereafter in effect.

               "Permits" means any approvals, authorizations, consents,
                -------
     Licenses, permits or certificates.

               "Permitted Exceptions" means (i) statutory liens for current
                --------------------
     taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics , carriers , workers , repairers and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations
                                           --------
     have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

               "Person" means any individual, corporation, partnership,
                ------
     firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "Personal Property Lease" shall have the meaning ascribed to
                -----------------------
     such term in Section 4.13(a) hereof.

               "Property Contracts" shall have the meaning ascribed to such
                ------------------
     term in Section 4.12(a) hereof.

               "Purchase Price" shall have the meaning ascribed to such
                --------------
     term in Section 2.1 hereof.

               "Purchaser Documents" shall have the meaning ascribed to
                -------------------
     such term in Section 5.2 hereof.

               "Purchaser Indemnified Parties" shall have the meaning
                -----------------------------
     ascribed to such term in Section 9.2(a) hereof.

               "Real Property Lease" shall have the meaning ascribed to
                -------------------
     such term in Section 4.12(a) hereof.

               "Release" means any release, spill, emission, leaking,
                -------
     pumping, pouring, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

               "Subsidiary" of a Person means any other Person of which a
                ----------
     majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

               "Taxes" means all taxes, charges, fees, levies, imposts,
                -----
     duties, and other assessments, including but not limited to any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, Federal highway use, commercial rent, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return.

               "Tax Return" means any return, declaration, report, claim
                ----------
     for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "WARN" shall have the meaning ascribed to such term in
                ----
     Section 6.8(c) hereof.

               "Working Capital Adjustment" shall mean an amount of Five
                --------------------------
     Hundred Thousand Dollars ($500,000).

               10.2  Expenses.  Except as otherwise provided in this
                     --------
     Agreement, the Shareholders and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

               10.3  Specific Performance.  The Company and the
                     --------------------
     Shareholders each acknowledge and agree that the breach of this

     Agreement would cause irreparable damage to the Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Company and the Shareholders under this Agreement, including, without limitation, the Shareholders obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

               10.4  Further Assurances.  Each of the Company, the
                     ------------------
     Shareholders and the Purchaser agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

               10.5  Arbitration.  Any controversy arising under, out of,
                     -----------
     in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof, shall be determined and settled by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons for such award, with reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof and the fees of such arbitrators (and, other than with respect to disputes under Section 1.4 hereof, reasonable attorneys fees) in connection with the determination shall be paid by the party against whom the award was made, or if a compromise was made, shared equally.

               10.6  Entire Agreement; Amendments and Waivers.  This
                     ----------------------------------------
     Agreement (including the schedules and exhibits hereto), the Company Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or specific the Company Document or Purchaser Document signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement or specific Company Document or Purchaser Document shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

               10.7  Governing Law.  This Agreement shall be governed by
                     -------------
     and construed in accordance with the laws of the State of California without giving effect to principles of conflicts of law.

               10.8  Table of Contents and Headings.  The table of contents
                     ------------------------------
     and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

               10.9  Notices.  All notices and other communications under
                     -------
     this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to Purchaser:

                    c/o Dollar Financial Group, Inc.
                    Daylesford Plaza, Suite 210
                    1436 Lancaster Avenue
                    Berwyn, Pennsylvania 19312
                    Attention:  Donald F. Gayhardt, Executive Vice
                                President
                    Telephone No.:  (610) 296-3400
                    Telecopy No.:   (610) 296-7844
               with a copy to:

                    Wolf, Block, Schorr and Solis-Cohen
                    Twelfth Floor, Packard Building
                    Fifteenth & Chestnut Streets
                    Philadelphia, Pennsylvania  19102
                    Attention:  Mark L. Alderman, Esquire
                    Telephone No.:  (215) 977-2000
                    Telecopy No.:  (215) 977-2334

               If to the Company or the Shareholders:

                    Mr. Lynn D. Conley
                    9801 Woodward Lake Drive
                    Oakdale, CA  95361
                    Telephone No.: (209) 848-3733

                    and

                    Mr. Paul W. Conley
                    3600 Regency Park Drive
                    Modesto, CA  95356
                    Telephone No.:  (209) 522-3749
                    Telecopy No.:  (209) 522-8279

               with a copy to:

                    Edward J. Willig, Esquire
                    Carr, McClellan, Ingersoll, Thompson
                    & Horn Professional Corporation
                    216 Park Road
                    Burlingame, CA  94010
                    Telephone No.:  (415) 342-9600
                    Telecopy No.:  (415) 342-7865

               10.10  Severability.  If any provision of this Agreement is
                      ------------
     invalid or unenforceable, the balance of this Agreement shall remain in effect.

               10.11  Binding Effect: Assignment. This Agreement, the
                      --------------------------
     Company Documents and the Purchaser Documents shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement, any of the Company Documents or any of the Purchaser Documents shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, any of the Company Documents or any of the Purchaser Documents except as provided below.
     No assignment of this Agreement, any of the

     Company Documents or any of the Purchaser Documents or of any rights or obligations hereunder or thereunder may be made by any party hereto or thereto without the prior written consent of the other parties hereto or thereto, as the case may be, and any attempted assignment without the required consents shall be void; provided, however, that
                                                  --------  -------
     the Purchaser may assign this Agreement and any of the Company Documents or the Purchaser Documents and any or all rights hereunder or thereunder (including, without limitation, the Purchaser s rights to purchase the Assets and the Purchaser s rights to seek indemnification hereunder) (i) to any Affiliate of the Purchaser or (ii) after the Closing, to any purchaser or transferee of any of the Assets transferred to Purchaser hereunder or thereunder. No such assignment shall relieve Purchaser of its obligations or duties under this Agreement. Upon any such permitted assignment, the references in this Agreement or any of the Company Documents or the Purchaser Documents to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

               10.12  Counterparts.  This Agreement may be executed by the
                      ------------
     parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        DOLLAR FINANCIAL GROUP, INC.



                                        By: /s/ Peter Sokolowski
                                            -------------------------------
                                            Name: Peter Sololowski
                                            Title: Vice President


                                        MANOR INVESTMENT CO., INC.



                                        By: /s/ Lynn D. Conley
                                           --------------------------------
                                             Name:   Lynn D. Conley
                                             Title:  Chairman and
                                                     Chief Executive
                                                     Officer



                                        /s/ Lynn D. Conley
                                        -----------------------------------
                                        LYNN D. CONLEY, individually and as
                                        Trustee of the Manor Investment
                                        Company, Inc. Profit-Sharing Plan &
                                      Trust



                                        /s/ Paul W. Conley
                                        -----------------------------------
                                        PAUL W. CONLEY, individually and as
                                        Trustee of the Manor Investment
                                        Company, Inc. Profit-Sharing Plan &
                                      Trust



     NYFS06...:\47\41847\0008\1710\FRMD186V.050

                                                                       EXHIBIT A


                            NON-COMPETITION AGREEMENT
                            -------------------------

               This NON-COMPETITION AGREEMENT is entered into on this ____ day of __________, 1996 between MANOR INVESTMENT CO., INC., a California corporation (the Company ), LYNN D. CONLEY and PAUL W. CONLEY (the Shareholders ), who collectively own all of the issued and outstanding shares of Common Stock of the Company, and DOLLAR FINANCIAL GROUP, INC., a New York corporation (the "Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, the Shareholders and Purchaser are parties to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated October 22, 1996, pursuant to which Stock Purchase Agreement the Purchaser will acquire all of the issued and outstanding capital stock of the Company (the Stock ). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Stock Purchase Agreement; and
               WHEREAS, as a material and significant inducement to the Purchaser to enter into and consummate the transactions contemplated by the Stock Purchase Agreement and in order to protect the Purchaser's investment in the Stock, the Shareholders have agreed not to compete with the Purchaser in the territory and for the time period specified below.
               NOW, THEREFORE, for the consideration set forth in the Stock Purchase Agreement, and in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
               1. For a period of five (5) years after the Closing Date (the "Restricted Period"), neither of the Shareholders shall directly or indirectly (i) engage in (as principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the Counties of Alameda, Fresno,

     Sacramento, San Francisco, San Joaquin and Stanislaus, California within a 10-mile radius of any municipality in which a Store is located (the "Restricted Area"), which is involved in business activities which are the same as, similar to or in competition with business activities carried on by the Company, or being definitely planned by the Company, on the Closing Date; provided, however, nothing contained in this Section 1 shall prevent
     (A) either Shareholder from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system or (B) Paul W. Conley from owning an interest in Cash King, a general partnership, so long as the Company or its successor in interest has a food stamp distribution contract with Stanislaus County and Cash King does business solely at its current location; or (ii) induce or attempt to influence any employee, customer, independent contractor or supplier of the Company to terminate employment or any other relationship with the Purchaser, on account of either of the Shareholders or for any person, firm, corporation or organization.
               2. Neither Shareholder shall at any time knowingly take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will associated with the Company or the good will of Purchaser, or the business reputation or good name associated with the Company or the business reputation or good name of Purchaser, or be otherwise detrimental to the interests associated with the Company or the interests of Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of the business associated with the Company or of Purchaser.

                3. Each Shareholder acknowledges that the restrictions contained in Sections 1 and 2 above, in view of the business associated with the Company and in which each of Purchaser and the Company is engaged, are reasonable and necessary in order to protect the Purchaser's legitimate interests and that any violation thereof would result in irreparable injury to the Purchaser. The Shareholders therefore acknowledge that in the event of any violation thereof, Purchaser shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled at law or in equity.
               4. In the event that there should be a violation of the restrictions contained in Sections 1 or 2 above, the duration of such restrictions shall be extended for a period of time equal to the period of time during which such breach or breaches shall occur.
                5. In the event that any of the territorial or temporal limitations set forth herein are deemed to be unreasonable by a court of competent jurisdiction or any other proceeding, the parties hereto agree to reduce either said territorial or temporal restriction to limits that such court or such authority in such other proceeding shall deem reasonable.
               6. The existence of any claim or cause of action by any Shareholder against the Purchaser, whether predicated on this Agreement, the Stock Purchase Agreement or any of the provisions contained herein or therein, shall not constitute a defense to the enforcement by Purchaser of the foregoing restrictions, but shall be litigated separately.

               7. All notices, requests, demands and other communications hereunder shall be delivered at the addresses under and pursuant to the provisions of Section 10.9 of the Stock Purchase Agreement.
               8. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.
               9. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of California.
               10. This Agreement may be executed in counterparts, any of which shall be deemed to be an original as against a party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
               11. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege ("Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                                   MANOR INVESTMENT CO., INC.

                                   By:
                                      -------------------------------------
                                      Name:
                                     Title:

                                  SHAREHOLDERS


                                   ----------------------------------------
                                 Lynn D. Conley


                                   ----------------------------------------
                                 Paul W. Conley


                                   DOLLAR FINANCIAL GROUP, INC.

                                   By:
                                      -------------------------------------
                                      Name:
                                     Title:



     NYFS06...:\47\41847\0008\1710\AGRD186S.570

                                                                       EXHIBIT B


                        [FORM OF LEGAL OPINION (SELLER)]

                                     [DATE]


     Ladies and Gentlemen:

               We have acted as counsel to Manor Investment Co., Inc., a California corporation (the "Company"), and Lynn D. Conley and Paul W. Conley, individually and as Trustees of the Manor Investment Company, Inc. Profit Sharing Plan & Trust (collectively, the "Shareholders"), in connection with the transactions contemplated by that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of October 23, 1996 by and among Monetary Management of California, Inc. (the "Purchaser"), the Company and the Shareholders. Capitalized terms used herein, except as otherwise defined, have the respective meanings set forth in the Purchase Agreement. This opinion is rendered pursuant to Section 8.1(a) of the Purchase Agreement.

               In connection with the rendering of the opinions set forth herein, we have reviewed the Purchase Agreement and the Non-Competition Agreement among the Company, the Shareholders and the Purchaser dated November __, 1996 (together with the Purchase Agreement, the "Agreements"); and such corporate records, certificates of officers, certificates of public officials, and other documents and instruments and such questions of law as we have considered necessary or appropriate to require as a basis for the opinions expressed herein.

               As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon a Certificate or Certificates of Lynn D. Conley and/or Paul W. Conley. We have no reason to believe that such reliance is unwarranted.

               We have assumed that the signatures and seals on all documents examined by us, but not executed in our presence, are genuine, that each person signing is of legal age and is legally competent, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals and that such originals are authentic, which assumptions we have not independently verified. We have assumed that the Purchase Agreement and any other documents required to be executed by any party, other than the Shareholders and the Company, have been duly executed and delivered by that party or parties pursuant to due authorization, that each such other party had the necessary legal capacity or power to enter into the Purchase Agreement or such other document or documents, and that the Purchase Agreement and such other document or documents are enforceable against each such other party, as applicable.

               Whenever a statement herein is qualified by the phrase "to the best of our knowledge" or a similar phrase, the qualification is intended to indicate that, during the course of our examination of any documents, certificates and instruments in the course of this transaction, no information that would give current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have made such examination. However, we have not undertaken any investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company and the Shareholders.

               Based upon and subject to the foregoing and subject to the qualifications and assumptions herein stated, it is our opinion that:

               1. The Company is a corporation duly organized and validly existing under the laws of the State of California and has the corporate power and corporate authority to execute and deliver and to perform its obligations under the Agreements.

               2. Each of the Agreements has been duly authorized, executed and delivered by the Company and the Shareholders.

               3. Each of the Agreements is the valid and binding obligation of the Company and the Shareholders, as applicable, enforceable against the Company and the Shareholders, as applicable, in accordance with its terms.

               4. Neither the execution of and delivery by the Company and the Shareholders of the Agreements nor the consummation and performance by the Company and the Shareholders of any of the transactions contemplated thereby (a) requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency of the State of California or the Federal government except those already obtained or (b) to the best of our knowledge, violates any law, governmental rule or regulation of the State of California or the Federal government or any Governmental subdivision thereof, or (c) violates the articles of incorporation or the Bylaws of the Company.

               5. To the best of our knowledge, no suit, action or other proceeding against the Company or the Shareholders is pending before any court or governmental agency which seeks to restrain or prohibit, or to obtain damages or other relief in connection with, the Agreements or the consummation of the transactions contemplated thereby, nor, to the best of our knowledge, is any such suit, action or other proceeding threatened.

               6. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Shares are not subject to any preemptive rights provided for in the articles of incorporation of the Company, or to the best of our knowledge, in any other agreement, document or instrument. To the best of our knowledge, there is no outstanding option, warrant or other right regarding the issuance of, or any commitment, plan or arrangement to issue, any shares of capital stock of the Company or any security convertible into or exchangeable for capital stock of the Company. The Shareholders are the record and, to our knowledge, beneficial owners of all of the outstanding capital stock of the Company except as otherwise specified in Schedule ___ to the Purchase Agreement and except for any community property interest of ________. The Shares constitute all of the issued and outstanding capital stock of the Company.

               The opinions set forth above are subject to the following qualifications: (i) the enforceability of the obligations of the Company and the Shareholders under the Agreements is subject to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws now or hereafter in effect relating to creditors' rights; (ii) the enforceability of the obligations of the Company and the Shareholders under the Agreements may be limited by applicable equitable principles, regardless of whether considered in a proceeding in equity or at law; (iii) the availability of equitable remedies, including without limitation specific performance and injunctive relief, is subject to the discretion of the court before which any proceeding therefor may be brought; (iv) no opinion is expressed as to the enforceability of provisions requiring indemnification for liabilities under the securities laws; (v) the opinion given in section 4(b) above means that the matters discussed therein, at or before the closing of the transaction, neither are prohibited by, nor subject the Company or the Shareholders to a fine, penalty or similar sanction that would be materially adverse to the Company or the Shareholders under any federal or State of California statute or regulation that a general business lawyer in California exercising customary professional diligence would reasonably recognize to be directly applicable to any of the Company or the Shareholders, or the transaction, or both; (vi) no opinion is expressed concerning ERISA or any state or federal antitrust, blue sky, securities, environmental, labor, health, or safety laws, rules or regulations, and (vii) no opinion is expressed as to the enforceability of any provisions relating to noncompetition.

               All opinions expressed herein are subject, as applicable, to the duties of each party to act in accordance with the covenants of good faith and fair dealing implied in every agreement under California law.

               We understand that we have no obligation to update this opinion to reflect any facts or circumstances occurring after the date hereof.

               We are admitted to the Bar of the State of California and express no opinion as to the laws of any other state. We are opining herein as to the effect on the subject transaction only of the laws of the State of California, and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. Further, we do not express any opinion whatsoever herein with respect to choice of law or conflicts of law, and none of the opinions stated above shall be deemed to include or refer to choice of law or conflicts of law.

               This opinion is furnished by us at your request for your sole benefit, and no other person or entity shall be entitled to rely on this opinion without our express written consent. This opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent. Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                   Very truly yours,



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



                                                       EXHIBIT C


                       [FORM OF LEGAL OPINION (PURCHASER)]


                                     [DATE]







     Ladies and Gentlemen:

          We have acted as counsel to Dollar Financial Group, Inc., a New York corporation ("Purchaser"), in connection with the transactions contemplated by that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of October 22, 1996 by and among Purchaser, Manor Investment Co., Inc. ("Manor"), and Lynn D. Conley and Paul W. Conley, the Shareholders of Manor. Capitalized terms used herein, except as otherwise defined, have the respective meanings set forth in the Purchase Agreement.

          In connection with our opinion herein, we have examined executed copies of the Purchase Agreement and the other agreements delivered at Closing, (together, the "Agreements") and certain other documents relating to the transaction. We have relied upon the representations and warranties contained in each such document and upon originals or copies, certified or otherwise identified to our satisfaction, of such other documents and statements of officials of Purchaser as we have deemed relevant to the rendering of this opinion, including, without limitation, a certificate of incorporation certified by the New York Secretary of State, the By-Laws of Purchaser certified by its secretary, and certain resolutions of the Board of Directors and shareholders of Purchaser. As to all matters of fact covered by such documents, we have relied, without independent investigation or verification, on such documents. In such examination we have assumed the genuineness of all signatures (other than that of Purchaser) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

          In rendering the opinions set forth below, we have assumed the due authorization, execution and delivery of the Agreements by each of the parties thereto (other than by Purchaser).

          Whenever a statement herein is qualified by the phrase "to the best of our knowledge" or a similar phrase, the qualification is intended to indicate that, during the course of our examination of any documents, certificates and instruments in the course of this transaction, no information that would give current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have made such examination. However, we have not undertaken any investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Purchaser.

          Based upon and subject to the foregoing and subject to the qualifications set forth below, it is our opinion that:

         1. Purchaser is a corporation duly organized and validly existing under the laws of the State of New York and has the corporate power and authority to execute and deliver and to perform its obligations under the Agreements.

         2. Each of the Agreements has been duly authorized, executed and delivered by Purchaser, as applicable.

         3. Each of the Agreements has been duly authorized by all necessary corporate action on the part of Purchaser, as appropriate, and is the valid and binding obligation of Purchaser, as applicable, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally and
     (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         4. Neither the execution of and delivery by Purchaser of the Agreements nor the consummation and performance by Purchaser of any of the transactions contemplated thereby (a) requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency of the State of New York or the Federal government except those already obtained;
     (b) violates any law, governmental rule or regulation of the State of New York or the Federal government or any governmental subdivision thereof; or (c) violates the Articles of Incorporation or the By-Laws of Purchaser.

         5. To the best of our knowledge, no suit, action or other proceeding against Purchaser is pending before any court or governmental agency which seeks to restrain or prohibit, or to obtain damages or other relief in connection with, the Agreements or the consummation of the transactions contemplated thereby, nor, to the best of our knowledge, is any such suit, action or other proceeding threatened.

          The opinions expressed above are limited to the Federal Laws of the United States and the law of the State of Pennsylvania. We have not made any review of the laws of any state other than Pennsylvania. In rendering our opinion regarding qualification to do business in or good standing in the State of New York, we have relied solely on certificates issued by state officials as noted above. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction.

          This opinion is furnished by us at your request for your sole benefit, and no other person or entity shall be entitled to rely on this opinion without our express written consent. This opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent. Our opinion is limited to the matters started herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                   Very truly yours,





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